Exhibit 10.g

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Non-employee Directors receive an annual retainer of $180,000, of which one-half is paid in cash. The other half of the retainer is paid in the form of restricted stock granted under our Non-Employee Directors Equity Program.

The Company pays additional retainers of $150,000 to the Chairman of the Board, $20,000 to the chair of the Audit Committee, and $15,000 to the chair of the Organization and Compensation Committee. No additional retainer is presently paid to the chair of the Corporate Governance and Nominating Committee, so long as our current Chairman of the Board continues to serve in both capacities. Attendance fees are paid at the rate of $1,500 per board or committee meeting attended.

Non-employee Directors are eligible to participate in the Company’s matching gifts program until December 31 of the year in which their service as a Director ends. Under this program, the Company will match up to $5,000 of a Director’s contributions to eligible 501(c)(3) tax-exempt organizations each year. Directors are also eligible to participate in the Company’s employee purchase program, which enables them to obtain rebates on the Company’s products that they purchase for their personal use. Each of these programs is available to all of our employees. In addition, if space is available, a Director’s spouse is permitted to accompany a Director who travels on Company aircraft to attend Board or committee meetings.